UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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1st CENTENNIAL BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2007

TO THE SHAREHOLDERS OF 1st CENTENNIAL BANCORP:

The Annual Meeting of Shareholders of 1st Centennial Bancorp will be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Tuesday, May 15, 2007, at 6:00 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. Electing the following ten persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

James R. Appleton	William A. McCalmon
Bruce J. Bartells	Patrick J. Meyer
Carole H. Beswick	Thomas E. Vessey
Larry Jacinto	Stanley C. Weisser
Ronald J. Jeffrey	Douglas F. Welebir

2. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees.

Only shareholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the Meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented at the annual meeting. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. Please indicate on the proxy whether or not you expect to attend the annual meeting.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 16, 2007	By Order of the Board of Directors

/s/ Sally Flanders
Sally Flanders Secretary

1st CENTENNIAL BANCORP

218 East State Street

Redlands, California 92373

(909) 798-3611

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2007

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp (“1st Centennial”) to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, at 6:00 p.m., on Tuesday, May 15, 2007 and at any and all adjournments thereof.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 16, 2007.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect ten persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of 1st Centennial1 an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of 1st Centennial, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but officers, directors and regular employees of 1st Centennial may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in 1st Centennial is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

[1]	As used throughout this Proxy Statement, the terms “1st Centennial,” “we,” “us” and “our” refer to 1st Centennial Bancorp and its subsidiaries unless the context indicates another meaning.

VOTING SECURITIES

There were 3,222,906 shares of our common stock issued and outstanding on March 23, 2007, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of 1st Centennial as of the record date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The ten candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holder, in accordance with the recommendations of the Board of Directors. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of 1st Centennial as of March 23, 2007. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth below under “ELECTION OF DIRECTORS.”

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than eight nor more than thirteen until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at ten.

The first ten persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said ten nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information as of March 23, 2007 with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group:

Name, Address and Offices Held with 1st Centennial[2]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 23, 2007
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
James R. Appleton Director	Chancellor (formerly President), University of Redlands	70	2001 (2001)[6]	50,255	[7]	5,305	1.72%

Bruce J. Bartells Vice Chairman of the Board	Executive Vice President, Dekker, Ltd.[8]	62	1999 (1992)[6]	49,964	[7]	17,968	2.10%

Carole H. Beswick Director	Entrepreneur (formerly Partner, Paper Partners, Inc.)	65	2000 (1990)[6]	58,316	7,[9]	16,468	2.31%

Larry Jacinto Director	President, L.J. Construction, Inc., L.J. Farming, Inc., Pangahamo Materials, Inc., and Mentone Enterprises, Inc.	57	2000 (1998)[6]	131,655	7,[10]	3,648	4.19%

Ronald J. Jeffrey Director	Vice President Tri-City Acoustics, Inc.	63	2000 (1990)[6]	65,060	[7]	14,862	2.47%

William A. McCalmon Director	President and Owner, RPM Financial and Insurance Services, Inc. (Registered Principal of Associated Securities Corporation)	61	2000 (1990)[6]	46,835	7,[11]	14,862	1.91%

[2]

All offices held apply to both 1st Centennial Bancorp and 1st Centennial Bank unless otherwise indicated. The business address of each of the executive officers and directors is 218 East State Street, Redlands, California 92373.

[3]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in "street name" for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[4]

Represents option shares which are vested or will vest within 60 days of March 23, 2007 pursuant to our 2001 Stock Incentive Plan. (See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION –Grants of Plan-Based Awards” and “Compensation of Directors.”)

[5]

This percentage is based on the total number of shares of 1st Centennial's common stock outstanding, plus the numbers of option shares for the applicable individual or group which are vested or will vest within 60 days of March 23, 2007 pursuant to our 2001 Stock Incentive Plan. (See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION –Grants of Plan-Based Awards” and “Compensation of Directors.”)

[6]	Year first elected or appointed a director of 1st Centennial Bank.

[7]	Includes 1,444 shares of restricted stock (see “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION –Compensation of Directors”).

[8]

Mr. Bartells has been Executive Vice President of Dekker, Ltd., a software development company in Ontario, California since April 2005. Previously, he served as Chief Executive Officer and Chief Financial Officer of Wilden Pump & Engineering in Grand Terrace, California since 1995.

[9]	Includes 2,275 shares held by Mrs. Beswick as trustee for her adult son and 3,691 shares held in joint tenancy with her brother, as to which shares Mrs. Beswick has shared voting and investment power.

[10]	Includes 229 shares held jointly by Mr. Jacinto as custodian for his grandson, as to which shares Mr. Jacinto has shared voting and investment power.

[11]

Includes 3,000 shares held by Mr. McCalmon as a trustee for the trust of a deceased relative, and 300 shares held jointly with his mother; as to all of which shares he has shared voting and investment power.

(Table and footnotes continued on following page.)

Name, Address and Offices Held with 1st Centennial[2]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 23, 2007
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Patrick J. Meyer Chairman of the Board	Owner, Urban Environs (Land Planning Consultation)	55	1999 (1990)[6]	75,331	[7]	14,862	2.79%

Thomas E. Vessey President, Chief Executive Officer and Director	President and Chief Executive Officer, 1st Centennial Bancorp and 1st Centennial Bank[12]	67	2005 (2005)[6]	5,236	[13]	39,866	1.38%

Stanley C. Weisser Director	Retired (formerly Chief Executive Officer and Pharmacist, Network Pharmaceuticals)	65	2001 (2001)[6]	36,410	[7]	9,055	1.41%

Douglas F. Welebir Director	Attorney-at-Law, Welebir & McCune	64	2000 (1990)[6]	67,277	7,[14]	17,968	2.63%

Beth Sanders Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, 1st Centennial Bancorp and 1st Centennial Bank [12]	55	n/a	35,331	[15]	52,369	2.68%

Suzanne Dondanville Executive Vice President and Chief Operating Officer, 1st Centennial Bank	Executive Vice President and Chief Operating Officer, 1st Centennial Bank [12]	44	n/a	4,440	[13]	33,279	1.16%

John P. Lang Executive Vice President and Chief Credit Officer, 1st Centennial Bank	Executive Vice President and Chief Credit Officer, 1st Centennial Bank [12]	59	n/a	—		4,500	0.14%

Directors and Executive Officers as a Group (13 persons)				626,110		245,012	25.12%

(Certain footnotes appear on previous page.)

[12]	For additional information concerning this individual’s principal occupation or employment, see the narrative discussion which follows this table.

[13]

Includes 1,022 and 930 shares allocated to the accounts of Mr. Vessey and Mrs. Dondanville, respectively, pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”), as to which shares these individuals have pass-through voting rights and investment power.

[14]

Includes 44,931 shares held by the Welebir & McCune Retirement Trust, of which Mr. Welebir is a co-trustee, as to which shares Mr. Welebir has shared voting and investment power, and 6,670 pledged shares.

[15]

Includes 616 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial’s Employee Stock Ownership Plan, as to which shares Mrs. Sanders has pass-through voting rights and investment power; and 723 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial’s 401(k) Plan, as to which shares Mrs. Sanders also has pass-through voting rights and investment power.

The following provides additional information on the principal occupation or employment for each of the executive officers of 1st Centennial Bank and 1st Centennial Bancorp for the past five years:

Thomas E. Vessey has served as President and Chief Executive Officer of both 1st Centennial Bank and 1st Centennial Bancorp since October 2004. Previously he served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since March 2002. Mr. Vessey has also served as a director of both 1st Centennial Bank and 1st Centennial Bancorp since May 2005.

Beth Sanders has served as Executive Vice President and Chief Financial Officer of 1st Centennial Bancorp since it was formed in 1999. She has also been Chief Financial Officer of 1st Centennial Bank since its inception in 1990, and was promoted to Executive Vice President in 1997.

Suzanne Dondanville has been Executive Vice President and Chief Operating Officer of 1st Centennial Bank since January 2003. Previously, she served as Senior Vice President/Marketing and Strategic Development of 1st Centennial Bank since January 2001.

John P. Lang has served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since April 2005. Previously, he served as Director of Finance and Investments for Citizens Business Bank in Ontario, California from 2001 through 2005.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility. We are proud that we adopted the corporate governance requirements of Nasdaq when they were first implemented, even though our stock is not listed on Nasdaq and we are therefore not legally required to do so. We have also fully implemented all of the corporate governance requirements of the SEC.

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in 1st Centennial’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site at “www.1stcent.com” under the topic “Investor Information – Corporate Governance.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits 1st Centennial from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Personnel and Compensation, and Corporate Governance and Nomination Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by the Nasdaq rules.

Director Education

The Board of Directors believes it is extremely important to remain informed about the latest developments in corporate governance and other issues relevant to serving as a director of a public reporting financial institution. Collectively, the non-employee directors have attended a total of 26 seminars (including four different events) during the past twelve months to further their education and expertise in this regard.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2006, our Board of Directors held a total of twelve meetings. Each of our directors attended at least 75% of the aggregate of (1) the total number of such meetings, and (2) the total number of meetings held by all committees of the Board on which such director served during 2006, except director Appleton, who attended 67% of such meetings.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for 1st Centennial and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All but two of our directors attended our annual meeting of shareholders in 2006.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations concerning the nomination of directors for each year’s annual meeting, the Company’s Corporate Governance and Nomination Committee shall:

•

Evaluate the performance, attendance records of, and any loans or other transactions between 1st Centennial Bancorp or 1st Centennial Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection.

•

Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of 1st Centennial.

•	Consider the need to augment the Board for any specific purpose.

•	Review and consider any additional requests from outside parties to serve as directors.

•	If a new nominee is needed, determine the specific skills and experience desired in a new director.

•

In such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of 1st Centennial, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommended nomination.

In identifying and evaluating potential nominees, the Corporate Governance Committee shall consider recommendations from directors, officers and employees of 1st Centennial Bancorp and 1st Centennial Bank, as well as persons recommended by our shareholders, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Corporate Governance Committee shall be guided by the principle that each director should:

•	Be an individual of the highest ethical character and integrity.

•	Have substantial experience which is of particular relevance to 1st Centennial.

•	Have the ability and willingness to devote sufficient time to 1st Centennial’s affairs.

•	Have a meaningful financial stake in 1st Centennial so as to assure that every director’s interests are aligned with those of the shareholders.

•	Be knowledgeable about the business activities and market areas in which 1st Centennial and its subsidiaries engage.

•	Have an excellent personal and professional reputation in and commitment to one or more communities in which we do business.

•	Have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others.

•	Have no conflict of interest that would interfere with his or her performance as a director.

•	Have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

In considering the desirability of any particular candidate as a potential director, the Corporate Governance Committee shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of 1st Centennial. While the Corporate Governance Committee believes that every director should possess as many as possible of the above attributes, it has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Corporate Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information as the Corporate Governance Committee deems necessary to evaluate that individual’s qualifications to serve as a director of 1st Centennial, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of our existing directors and executive officers each year in connection with the preparation of our proxy materials, in order to enable the Corporate Governance Committee to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation:

A statement that the writer is a shareholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be director.

•	The number of shares of 1st Centennial’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing shareholder and the candidate.

•

A statement that the proposed candidate has agreed to furnish 1st Centennial all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

•	As to the shareholder giving the notice:

•	the name and address of the shareholder; and

•	the number of shares of 1st Centennial’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Board of Directors itself, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

As the above provision of the Bylaws was amended subsequent to the date of the Notice of Annual Meeting and Proxy Statement for our 2006 Annual Meeting, the time period for submitting notices of intention to make nominations for the 2007 Annual Meeting will be governed by the previous Bylaw provision, which required that such notices of intention be received no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders. Accordingly, for the 2007 Annual Meeting, such notifications must be received no later than April 26, 2007. For our 2008 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 18, 2007.

COMMITTEES OF THE BOARD

Audit Committee

General. Our Board of Directors has, among others, a standing Audit Committee, composed of directors Bartells (Chairman), Appleton, Jeffrey, McCalmon, Meyer and Welebir, each of whom is an independent director as defined by the rules of Nasdaq. No member of the Audit Committee, other than in his capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from 1st Centennial. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. The Board of Directors has determined that Bruce J. Bartells, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under the SEC’s rules.

The purpose of the Audit Committee is to meet with our outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect our directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select our independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all of our records. The Audit Committee reviews the scope of external and internal audits, and meets monthly, or as needed, to review and assess the results of examinations of all applicable regulatory agencies and of our independent accountants. The Committee then reports any significant findings to the Board. Prior to the public release of annual and quarterly financial information, the Committee discusses with management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. The Audit Committee also reviews our financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code. During the fiscal year ended December 31, 2006, the Audit Committee held a total of twelve meetings.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our website, www.1stcent.com, under the topic “Investor Information - Corporate Governance.”

Audit Committee Report. Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2006. The committee has discussed with our independent auditors, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of our financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and from 1st Centennial. In considering the independence of our independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 21 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of 1st Centennial’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of 1st Centennial’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Submitted by: Bruce J. Bartells, Chairman
James R. Appleton	William A. McCalmon
Ronald J. Jeffrey	Patrick J. Meyer
Douglas F. Welebir

Personnel and Compensation Committee

General. Our Board of Directors has a Personnel and Compensation Committee (the “Compensation Committee”), of which directors Appleton (Chairman), Beswick, Meyer, Weisser and Welebir are members. The Compensation Committee met three times during 2006. All of the members of the Compensation Committee are “independent” under the Nasdaq rules. The primary functions of this committee are to (i) oversee and make recommendations to the Board of Directors concerning the compensation of the Company’s Chief Executive Officer and senior management; (ii) consider and make recommendations to the Board of Directors concerning 1st Centennial’s incentive compensation plans and equity-based plans in which directors and executive officers may be participants; (iii) administer and implement such plans, including, but not limited to approving option grants and restricted stock or other awards to our Named Executive Officers (as defined on page 14 below); (iv) evaluate the performance of our Chief Executive Officer in light of our goals and objectives, and set the Chief Executive Officer’s compensation levels based on this evaluation; (v) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (vi) assess the desirability of, and make recommendations to the Board with respect to, any proposed new incentive compensation plans for executive officers, equity-based plans for all employees and increases in shares reserved under existing equity plans; (vii) review and make recommendations to the Board concerning any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (viii) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement, (ix) have the ultimate responsibility for determining matters of interpretation with respect to the non-audit or accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (x) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval.

Compensation Committee Charter. The Board of Directors has adopted a Personnel and Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our website, www.1stcent.com, under the topic “Investor Information - Corporate Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2006. None of these individuals has ever been an officer or employee of 1st Centennial or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

Submitted by the Compensation Committee of 1st Centennial’s Board of Directors.

Dr. James R. Appleton, Chairman
Carole H. Beswick	Stanley C. Weisser
Patrick J. Meyer	Douglas F. Welebir

Corporate Governance and Nomination Committee

General. 1st Centennial has a standing Corporate Governance and Nomination Committee (the “Corporate Governance Committee”) of which directors Weisser (Chairman), Appleton, Beswick, Jacinto, Jeffrey, McCalmon and Meyer are members. The Corporate Governance Committee met twice during 2006. All of the members of the Corporate Governance Committee are “independent” directors under the Nasdaq rules. We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Corporate Governance Committee have also adopted specific policies and procedures concerning the director nomination process, in accordance with which the Corporate Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Corporate Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Nominating Committee Charter. The Board of Directors has adopted a Corporate Governance and Nomination Committee charter, which outlines the purpose of the Corporate Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our website, www.1stcent.com, under the topic “Investor Information – Corporate Governance.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to 1st Centennial during and with respect to its 2006 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2006 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Jacinto, who inadvertently failed to timely file one report on Form 4 with respect to the exercise of a stock option; Mr. McCalmon, who inadvertently failed to timely file one report on Form 4 with respect to a transfer of a small number of shares from one trust account to another, resulting in a small change in his pecuniary interest in the shares; and Mrs. Sanders, who inadvertently filed one report on Form 4 concerning the exercise of a stock option one day late.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy. The Compensation Committee’s primary objective is to attract and retain highly qualified executives who are motivated to achieve our objectives, which include maximizing both long-and short-term shareholder value. Key elements of this philosophy include:

•	Establishing compensation plans that deliver pay commensurate with 1st Centennial’s performance, as measured by operating, financial and strategic objectives;

•	Providing equity-based incentives for executives to ensure that they are motivated over the long term as owners, rather than just as employees;

•	Providing short-term and long-term compensation that rewards executives meeting certain financial and performance goals; and

•

Providing cash compensation for Named Executive Officers targeted at approximately the 75th percentile of comparable California commercial banks and bank holding companies. For executive management to receive this level of cash compensation, 1st Centennial must achieve financial performance at a similarly high level. Base salaries are set at approximately the 50th percentile of the market.

Components of executive compensation include base salaries, annual incentive bonuses, stock options and salary continuation agreements (executive retirement plans). During 2006, the Compensation Committee reviewed and approved the total compensation package of each Named Executive Officer.

Targeted Overall Compensation. In 2006, the Committee engaged JLR Associates, Management Consultants (“JLR”), an Irvine, California-based consulting firm specializing in compensation program design and evaluation for the financial services industry, to assist in establishing targeted aggregate levels of executive compensation. JLR performed a study of compensation for executive-level management at publicly traded California banks and bank holding companies whose size reflected the actual and projected asset growth of 1st Centennial for 2006 and 2007. This study assisted the Committee in evaluating and determining appropriate market-level compensation. JLR also assisted us in developing a more coherent set of policies for executive compensation. Using this analysis, the Committee determined the base salaries, stock options, executive retirement plans, and cash incentive program that were appropriate for the Named Executive Officers and in alignment with our compensation philosophy.

The study peer group,16 consisted of 21 banks or bank holding companies and included several of our direct competitors. This study covered in detail those individuals for whom compensation information is publicly disclosed. As a result, this study included only up to the five most highly compensated officers at each company. Generally, this correlates to the President and CEO and the individuals who are executive vice presidents or the equivalent. JLR also provided the Committee with industry-specific, but not company-specific, data to assist in establishing total compensation for the Named Executive Officers within the Company.

The results of the JLR study provided the Committee with the starting point for the analysis of compensation of executive management within the Company. The Committee looked extensively at a number of factors, particularly the estimated total compensation for company executives in the peer group.

Based on information in the study, advice from JLR, independent analysis performed by the Committee, and the desire of the Committee to compensate its Named Executive Officers at the targeted 75% percentile, the Committee established revised compensation levels for executive management. This resulted in a number of changes to executive management’s base salaries and incentive potential. These changes were primarily to increase the base pay of the Named Executive Officers and to establish a measured plan for the incentive bonus potential for these same positions.

Base Salaries. The Committee determined executive base salaries by evaluating both the most recent comparative peer data and the individuals’ roles and responsibilities. The purpose of base salaries is to attract and retain key executives who are critical to our long-term success. Individual salaries are reviewed annually and salary increases are based on 1st Centennial’s overall performance, on individual performance, and in conjunction with the peer data described above. In setting the salary for the President and CEO, the Committee considered (i) his leadership in setting high standards for financial performance and motivating his management colleagues, (ii) his involvement in community affairs, and (iii) the Board’s and the Committee’s satisfaction with 1st Centennial’s management and financial performance. The base salaries of other Named Executive Officers were determined based upon the study provided by JLR and the analysis performed by the Committee relative to targeted overall compensation, as well as each executive’s experience and contribution to the Company’s mission, culture, and goals.

[16]

The JLR study included the following 21 banks or bank holding companies located in California: Community Bancorp, Escondido; Temecula Valley Bancorp, Temecula; Bank of Marin, San Rafael; First Pac Trust Bancorp, Chula Vista; Pacific Premier Bancorp, Costa Mesa; First Northern Community Bancorp, Dixon; Southwest Community Bancorp, Carlsbad; Alliance Bancshares, Culver City; United Security Bancshares, Fresno; American River Bancshares, Sacramento; North Bay Bancorp, Napa; FNB Bancorp, South San Francisco; BWC Financial Group, Walnut Creek; Desert Community Bank, Victorville; Bank of Commerce Holdings, Redding; Community Valley Bancorp, Clovis; Plumas Bancorp, Quincy; FCB Bancorp, Camarillo; and Epic Bancorp, San Rafael.

Annual Incentive Bonuses. The Committee’s practice is to award incentive cash bonuses to the Named Executive Officers based upon performance objectives established in the beginning of the year. These corporate objectives include net income and relative return on equity, as compared to a group of similar-sized southern California banks. Additionally, each executive, in cooperation with the President and CEO, sets approximately five personal and/or corporate performance goals for the year. For each goal, a minimum, target, and maximum level of performance is established. The executive and the President and CEO agree on a weighting factor for each goal. The degree to which an individual executive achieves his or her personal goals significantly affects the incentive amount received. The Committee has the discretion to adjust the incentive bonus given unforeseen circumstances. The bonus is computed and paid in January, following the audit of the Company’s financial statements by the Company’s independent registered public accounting firm, Hutchinson and Bloodgood LLP. The earnings target and corporate performance goals for 2007 are based on confidential information and are competitively sensitive to 1st Centennial, as they are derived from our internal projections and business plan.

Of particular note was the decision in late 2005 to move away from the use of discretionary bonuses that were not carefully articulated to objective measures, and instead implement the formal incentive plan outlined above for 2006 to provide annual cash rewards to the four Named Executive Officers based on specific Company, peer, and individual performance criteria. With minor modifications, this plan is again in place for 2007. However, inasmuch as the methodology had not been finalized during 2006, all bonus amounts paid in 2006 were ultimately determined on a discretionary basis, though they were based in large part on the performance targets discussed above.

Stock Options. Consistent with our long-term incentive strategy, the Compensation Committee and the Board may grant, from time to time, incentive or non-qualified stock options to executives of 1st Centennial under our 2001 Stock Incentive Plan, as amended (the “Plan”). The Committee believes that granting options is the most appropriate form of long-term compensation to executives, as this practice provides executives with equity interests in 1st Centennial and thereby aligns the interests of management with those of our shareholders. Additionally, the option awards encourage executives to remain with the Company. The options are granted based on the Company’s performance of the previous year and generally timed to follow the annual earnings release to shareholders. The exercise price per share is equal to 100% of the market price per share on the date of grant, as determined by the closing price of the Company’s stock quoted that day on the OTCBB. The specific terms of each stock option are determined at the discretion of the Board of Directors or the Committee, subject to specific limitations and requirements set forth in the Plan. We do not have specific requirements for our executives to hold certain levels of stock ownership. Additional details concerning the Plan and options granted during 2006 to and held at December 31, 2006 by the Named Executive Officers are set forth below under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

Employment Agreements. 1st Centennial has entered into employment agreements with two of its Named Executive Officers, Mrs. Sanders and Mrs. Dondanville. The agreements are for terms of three years beginning December 1, 2004, and provide for specified base compensation for the first year of the term. Annual increases thereafter, as well as bonuses, are in the discretion of the Board of Directors. Both of the employment agreements provide for certain lump sum severance payments in the event of actual or constructive termination within a specified period following a “change in control,” as defined in the agreements, as well as severance provisions in the event of termination without cause. The material terms of these agreements are described below under “Potential Payments Upon Termination or Change in Control – Employment Agreements.”

KSOP and Plan Matching Contributions. We offer a qualified KSOP Plan with 401(k) Provisions (the “401(k) Plan”) as a convenient way for all of the Bank’s employees to save and invest for their future. We make matching contributions to the 401(k) Plan to encourage employees to save money for their retirement. The 401(k) Plan, and our contributions to it, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the terms of the 401(k) Plan, participation is open to all employees on the first day of the next month immediately following six months of continuous employment (during which at least five hundred hours have been completed) and who have attained age 20 1/2. Each participant may defer between 1% and 75% of salary (subject to a statutory maximum). The Bank will match 50% of every dollar saved up to the statutory maximum limits. Matching contributions are made at year-end only to those participants who are employed on the last day of the year. Employees are vested 100% in their own contributions to the Plan, plus the earnings they generate. The employer contributions, plus any earnings, are vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment. The 401(k) Plan has been designed to provide all employees with access to a diversified array of asset classes of approximately thirteen funds appropriate for retirement investing. In addition, the Bank offers an employer stock fund. As of December 31, 2006, the Plan’s funds’ balance was approximately $5.1 million, including an Employee Stock Ownership Plan (“ESOP”) which is currently inactive, and employee and employer contributions under the 401(k) Plan.

The Bank has made one contribution to the ESOP. A $100,000 contribution was made in 2000 and was distributed to employees eligible for the Plan in that year. Eligible employees were full-time employees with one year of service. The distribution was entirely in Company stock. Eligible employees are vested as to 20% per year of employment from their date of hire. Any future funding of the ESOP is at the Board of Directors’ discretion. None is contemplated at this time.

Perquisites. Annually, the Committee reviews the perquisites that executive management receives. The Committee encourages executive management and other officers to belong to a golf or social club so that there is an appropriate forum available to meet with and/or entertain existing and prospective clients. Of the Named Executive Officers, only the President and CEO holds a social membership at Redlands Country Club. In addition to club fees and dues, executive management is provided with Company-owned vehicles. The executive is responsible for costs associated with personal usage of the vehicle. Certain business-related costs, such as business meals or travel and related costs to and from banking conferences, are reimbursed to executives. The Company’s Audit Committee Chairman reviews these reimbursements on a quarterly basis.

Salary Continuation Agreements. We have also entered into salary continuation agreements with all four of our Named Executive Officers, in order to provide them with (i) supplemental income upon retirement, (ii) an additional incentive to remain with us in order to receive their full retirement benefits, and (iii) a compensation package which is competitive in the marketplace. We have purchased single premium life insurance policies which name 1st Centennial as beneficiary, in part to provide tax advantaged income to offset the cost of accruing for the benefits under the agreements. The proceeds or cash surrender value of the policies will ultimately reimburse us for our original investments in the policies, as well as for payments we make under the salary continuation agreements. The material terms of the salary continuation agreements for each of the Named Executive Officers are described below under “Potential Payments Upon Termination or Change in Control – Salary Continuation Agreements.”

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe our executive compensation policies and programs serve the best interests of our Company and our shareholders effectively. The various pay vehicles offered are balanced to provide motivation for executives to contribute to our overall future success, thereby enhancing 1st Centennial’s value for the benefit of all of our shareholders.

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers who served during 2006 whose total compensation for the fiscal year ended December 31, 2006, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary[17]	Bonus[18]	Non-Equity Incentive Plan Compensation[18]	Option Awards[19]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[20]	All Other Compensation[21]	Total
Thomas E. Vessey President and Chief Executive Officer	2006	$238,333	$164,500	—	$94,557	$160,303	$11,046	$668,739

Beth Sanders Executive Vice President and Chief Financial Officer	2006	146,109	75,000	—	33,931	45,143	11,054	311,237

Suzanne Dondanville Executive Vice President and Chief Operating Officer	2006	146,109	75,000	—	53,858	68,206	1,057	344,230

John P. Lang Executive Vice President and Chief Credit Officer	2006	146,109	75,000	—	36,879	18,080	5,854	281,922

[17]

Includes portions of these individuals’ salaries which were deferred pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”). The KSOP permits all participants to contribute a portion of their annual compensation on a pre tax basis (subject to a statutory maximum), which contributions vest immediately when made. Our policy is to match 50% of employee contributions up to a statutory maximum, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment.

[18]

As discussed in the Compensation Discussion and Analysis, the Compensation Committee uses certain performance targets as a guide in making its recommendations regarding annual bonuses for the Named Executive Officers. However, inasmuch as the methodology had not been finalized during 2006, all bonus amounts paid in 2006 were ultimately determined on a discretionary basis.

[19]

Reflects the amount expensed under FAS 123R for the fiscal year concerning options granted in 2006 and in prior years. The assumptions used in valuing these option awards are detailed in Note 1 to the consolidated financial statements contained in our Annual Report to Shareholders for 2006.

[20]

Represents the total change from December 31, 2005 to December 31, 2006, in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each Named Executive Officer. See “Pension Benefits” and “Potential Payments on Termination or Change in Control” for more information on the salary continuation agreements.

[21]	Consists of employer contributions to these individuals’ accounts pursuant to the 401(k) Plan and term life insurance premiums.

Grants of Plan-Based Awards

The following table furnishes information regarding stock options granted to the Named Executive Officers during 2006, which were the only plan-based awards granted to such officers during 2006:

Grants of Plan-Based Awards22

Name	Grant Date	Number of Shares Underlying Options Granted in 2006[23]	Exercise or Base Price[23]	Grant Date (123R) Fair Value
Thomas E. Vessey	2/15/06	12,000	$23.67	$187,800
Beth Sanders	2/15/06	7,500	23.67	117,375
Suzanne Dondanville	2/15/06	7,500	23.67	117,375
John P. Lang	2/15/06	7,500	23.67	117,375

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by each of the Named Executive Officers as of December 31, 2006:

Outstanding Equity Awards at Fiscal Year-End22

Name	Number of Shares Underlying Unexercised Options – Exercisable[23]	Number of Shares Underlying Unexercised Options – Unexercisable[23]	Option Exercise Price[23]	Option Expiration Date
Thomas E. Vessey	16,852 3,370 13,482 3,761 —	4,213 842 8,988 1,253 12,000	$8.07 9.97 22.74 14.83 23.67	05/28/12 11/01/12 12/17/14 01/23/14 02/15/16

Beth Sanders	11,612 24,330 4,213 2,006 7,704 —	— — 1,053 3,009 5,136 7,500	$6.35 8.25 9.97 14.83 22.74 23.67	01/04/09 09/21/11 11/01/12 01/23/14 12/17/14 02/15/16

Suzanne Dondanville	17,695 3,370 2,006 7,704 —	— 842 3,009 5,136 7,500	$8.25 9.97 14.83 22.74 23.67	09/21/11 11/01/12 01/23/14 12/17/14 02/15/16

John P. Lang	3,000 —	12,000 7,500	$23.33 23.67	09/29/15 02/15/16

[22]

All outstanding options vest at the rate of 20% per year commencing one year from the date of grant. Options are for terms of ten years and the exercise price is the fair market value of the stock on the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

[23]	As adjusted to reflect stock dividends and distributions since the date of grant.

Option Exercises

The following table provides information regarding options exercised by the Named Executive Officers during 2006, and the value realized thereon. No information is provided concerning stock awards, as the Named Executive Officers did not have any stock awards as of December 31, 2006.

Option Exercises in 2006

Name	Shares Acquired on Exercise in 2006	Value Realized on Exercise[24]
Thomas E. Vessey	—	n/a
Beth Sanders	776	$18,090
Suzanne Dondanville	—	n/a
John P. Lang	—	n/a

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such individual under his or her Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments on Termination or Change in Control – Salary Continuation Agreements.”

Pension Benefits

Name	Plan Name	Number of Years Credited Service[25]	Present Value of Accumulated Benefit[26]	Payments During Last Fiscal Year
Thomas E. Vessey	Salary Continuation Agreement	4	$160,303	—
Beth Sanders	Salary Continuation Agreement	6	221,818	—
Suzanne Dondanville	Salary Continuation Agreement	5	57,075	—
John P. Lang	Salary Continuation Agreement	1	68,206	—

[24]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

[25]

Years of credited service for each Named Executive Officer vary from the actual years such officer has been employed. Under the relevant salary continuation agreements for Mrs. Sanders and Mrs. Dondanville, calculations of retirement benefits are based on the first plan year beginning with the year in which the agreement was executed, rather than the year each executive officer began her employment. Mrs. Sanders and Mrs. Dondanville have been officers of 1st Centennial Bancorp and/or 1st Centennial Bank for seventeen years and six years, respectively. In the case of Messrs. Vessey and Lang, the number of years of credited service reflects actual years of service.

[26]

Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the Named Executive Officers. Monthly accruals are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2006, we used a 6.5% discount rate. At December 31, 2006, the net present value of the actual cumulative benefit amount that would be paid to each of these individuals, assuming each stayed until their retirement date (or in the case of Messrs. Vessey and Lang, their earliest retirement date), and using the same discount rate of 6.5%, would be as follows: Mr. Vessey: $534,052; Mrs. Sanders: $584,364; Mrs. Dondanville: $377,636; and Mr. Lang: $473,488. The details of the salary continuation agreements for each Named Executive Officer are described below in “Potential Payments on Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2006. The benefits which would be triggered in the event of a change in control include: (i) acceleration of unvested stock options; (ii) vesting of benefits under salary continuation agreements; and (iii) for Mrs. Sanders and Mrs. Dondanville, lump sum severance payments under their employment agreements. For the salary continuation and employment agreement benefits to be triggered, the individuals must also be actually or constructively terminated as part of or within one year after the change in control.

If a change in control had occurred on December 31, 2006, the Named Executive Officers would have been entitled to exercise their unvested options with the following values: Mr. Vessey: $371,902; Mrs. Sanders: $214,155; Mrs. Dondanville: $209,145; and Mr. Lang: $200,625. Under their salary continuation agreements, the vested benefits would have been $65,000 per year for fifteen years beginning at age 70 (in 2009) for Mr. Vessey; $86,946 per year for fifteen years beginning at age 65 (in 2017) for Mrs. Sanders; $84,413 per year for fifteen years beginning at age 65 (in 2027) for Mrs. Dondanville; and $70,000 per year for fifteen years beginning at age 65 (in 2012) for Mr. Lang. Mrs. Sanders and Mrs. Dondanville would also have received a lump sum of $165,000 under their employment agreements. However, the combined payments to each individual would have been limited to the amounts allowed as deductible payments under to Section 280G of the Internal Revenue Code.

If any of the Named Executive Officers had been terminated on December 31, 2006 without cause, or had left the Company due to death or disability, they would have been vested in a portion of their retirement benefits under the salary continuation agreements. For termination without cause only, Mrs. Sanders and Mrs. Dondanville would also have received severance compensation under their employment agreements of $165,000, payable over a period of one year. As of December 31, 2006, Mrs. Sanders and Mrs. Dondanville were also 60% and 50% vested, respectively, in the retirement benefits under their salary continuation agreements in the case of voluntary termination. Messrs. Vessey and Lang would not receive any benefits under their salary continuation agreements upon voluntary termination. The material terms of all employment agreements and salary continuation agreements with the Named Executive Officers, including the payments due under the various circumstances described in this paragraph, are described below.

Employment Agreements. 1st Centennial has entered into an employment agreement with Mrs. Sanders for a term of three years commencing December 1, 2004, at an initial base salary of $136,000 per year with annual increases at the discretion of the Board of Directors. Her employment agreement also provides for discretionary bonuses, reimbursement for business expenses, use of a company owned automobile, and certain insurance benefits. In the event of termination without cause, Mrs. Sanders will continue to receive her base salary for a period of twelve months immediately following the effective date of termination, less any payments received from other employment, plus insurance benefits for a period of 90 days. If Mrs. Sanders’ employment is terminated or constructively terminated in connection with or within one year following a merger or certain changes in control of 1st Centennial, she will be entitled to a lump sum payment equal to twelve months’ worth of her base salary at the time of such termination. As of December 31, 2006, that amount was $165,000.

1st Centennial has also entered into an employment agreement with Mrs. Dondanville for a term of three years commencing December 1, 2004, at an initial base salary of $130,000 per year. The remaining terms of her agreement are identical in all material respects to Mrs. Sanders’ employment agreement as described above.

Salary Continuation Agreements. 1st Centennial entered into a salary continuation agreement with Mr. Vessey in April 2006 which provides an annual benefit for fifteen years upon retirement, subject to certain conditions. The amount of the annual benefit will be between $65,000 and $125,000 per year (increasing in equal increments of $20,000 each year), depending on the age at which he retires between 70 and 73. In the event of death prior to age 70, his beneficiary will receive $65,000 per year for fifteen years, and if between 70 and 73, the same benefit as if he had retired at that age. In the event of a merger or certain changes in control of 1st Centennial, if Mr. Vessey’s employment is terminated or constructively terminated in connection with or within one year following such event, he will receive the same benefits as if he had retired at age 70, but limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code. He would not receive any benefits in the event of termination for cause or voluntary termination. If Mr. Vessey’s employment were terminated without cause or due to disability prior to age 70, he would be entitled to receive, at age 70, annual payments of $19,000 or $40,000 for fifteen years in the event of termination at age 68 or 69, respectively. The vested amounts in the event of a change in control as of December 31, 2006 were quantified on page 18 above, and Mr. Vessey was not yet vested in any benefits in the event of termination without cause or disability as of that same date.

1st Centennial also entered into a salary continuation agreement with Beth Sanders in 2001 (amended in 2004), providing for an annual benefit of $116,848 per year for fifteen years upon retirement at age 65, subject to certain conditions. The material terms of her agreement are similar to those of Mr. Vessey’s agreement, except that (i) the retirement age is simply 65; (ii) in the event of a merger or change in control, the exact amount of the benefits would depend on the date of the sale, beginning with $75,000 per year at December 31, 2001 and increasing by 3% per year thereafter; and (iii) in the event of termination without cause, disability or voluntary termination she would be entitled to receive, at age 65, the percentage of total retirement benefits which had vested under the salary continuation agreement as of the termination date. Such benefits began to vest at the rate of 10% per year on December 31, 2001. The vested amounts in the event of a change in control as of December 31, 2006 were quantified on page 18 above, and the payments due in the event of termination without cause, disability or voluntary termination as of that same date would be $70,109 for fifteen years beginning at age 65 (in 2017).

1st Centennial also entered into a salary continuation agreement with Mrs. Dondanville in 2002 (amended in 2004), containing the same material terms as Mrs. Sanders’ salary continuation agreement, except that the amount of her annual benefits will be $152,460, and her benefits began to vest on December 31, 2002. The vested amounts in the event of a change in control as of December 31, 2006 were quantified on page 18 above, and the payments due in the event of termination without cause, disability or voluntary termination as of that same date would be $76,230 for fifteen years beginning at age 65 (in 2027).

1st Centennial also entered into a salary continuation agreement with Mr. Lang in April 2006, containing the same material terms as Mr. Vessey’s agreement, except that (i) Mr. Lang’s retirement age is between 65 and 68; (ii) the amount of the annual benefits at retirement at those ages is between $70,000 and $100,000 (increasing in equal increments of $10,000 each year); (iii) the annual benefit in the event of death prior to age 65 is $70,000; and (iv) if Mr. Lang’s employment were to end due to disability or termination without cause prior to age 65, he would be entitled to receive, at age 65, annual payments of between $10,000 and $57,000 for fifteen years depending on his age at termination between ages 60 and 64. The vested amounts in the event of a change in control as of December 31, 2006 were quantified on page 18 above, and the payments due in the event of termination without cause or due to disability as of that same date would be $10,000 for fifteen years beginning at age 65 (in 2012).

We accrue monthly for the post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. We also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name 1st Centennial as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse us for our original investments in the policies, as well as for payments we make under the salary continuation agreements. We purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2006 (see the Summary Compensation Table in “Summary Executive Compensation Information” above) were more than offset by such tax advantaged income.

Compensation of Directors

During 2006, we paid our non-employee directors a fee of $1,721 per month, except for the Chairman of the Board, who received $3,921 per month and the Chairman of the Audit Committee, who received $2,221 per month. Effective January 1, 2007, we increased the fees to $2,500 per month for each non-employee director, $4,167 per month for the Chairman of the Board, and $2,917 per month for the Chairman of the Audit Committee. Our directors also participate in the Company’s Stock Incentive Plan and are eligible to receive both non-qualified stock options and restricted stock awards. Options and restricted stock awards vest at the rate of 20% per year. Options are for terms of ten years and the exercise price is the fair market value of the stock on the date of grant.

Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event a director ceases to serve as a director of the Company, with the time period for exercise of the vested portion depending on the reason the service ceases. Restricted stock awards are granted at no cost to the recipient, and the recipients have voting and dividend rights with respect to the shares, but cannot dispose of the shares until they are vested.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2006. Compensation paid to Mr. Vessey, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards[27]	Option Awards[28]	Total
James R. Appleton	$20,652	$4,050	$10,343	$35,045
Bruce J. Bartells	26,652	4,050	11,565	42,267
Patrick J. Meyer	47,052	4,050	11,565	62,667
All other non-employee directors[29]	20,652	4,050	11,565	36,267

RELATED PARTY TRANSACTIONS

Some of the executive officers and directors of 1st Centennial and the companies with which they are associated have been customers of, and have had banking transactions with, 1st Centennial Bank in the ordinary course of 1st Centennial Bank’s business since January 1, 2006, and 1st Centennial Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of Management of 1st Centennial, did not involve more than the normal risk of repayment or present any other unfavorable features.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Hutchinson and Bloodgood LLP (“Hutchinson”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Hutchinson audited our financial statements for the fiscal year ended December 31, 2006, and have been our accountants since inception. It is anticipated that a representative or representatives of Hutchinson will be present at the Meeting and will be available to respond to appropriate questions. All professional services rendered by Hutchinson concerning the fiscal year ended December 31, 2006 were furnished at customary rates and terms.

[27]	As of December 31, 2006, each of the non-employee directors held restricted stock awards covering 1,444 shares.

[28]

Represents the amount expensed under FAS 123R for the fiscal year concerning options granted during 2006 and in prior years. The assumptions used in valuing these option awards are detailed in Note 1 to the consolidated financial statements contained in our Annual Report to Shareholders for 2006. As of December 31, 2006, the non-employee directors held outstanding stock options covering the following numbers of shares: Mr. Appleton: 11,384 shares; Mr. Bartells: 24,048 shares; Mrs. Beswick: 22,548 shares; Mr. Jacinto: 9,728 shares; Mr. Jeffrey: 20,941 shares; Mr. McCalmon: 20,941 shares; Mr. Meyer: 20,941 shares; Mr. Weisser: 15,135 shares; and Mr. Welebir: 24,048 shares. All options granted to non-employee directors vest in increments of 20% per year beginning one year from the date of grant. The numbers of shares of outstanding options vested for each of these individuals as of March 23, 2007 appears in the table on pages 3 and 4 above. Information concerning stock options granted to and held by Mr. Vessey, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

[29]	Carole H. Beswick, Larry Jacinto, Ronald J. Jeffrey, William A. McCalmon, Stanley C. Weisser and Douglas F. Welebir. Compensation shown is on a per-director basis.

Fees

The aggregate fees billed by Hutchinson for the fiscal years ended December 31, 2006 and 2005, were as follows:

	2006		2005
Audit fees	$138,000		$98,000
Audit related fees	50,000	[30]	26,720	[30]
Tax fees	15,518		13,763
All other fees	18,986	[31]	22,248	[31]

Total	$222,504		$160,731

None of the fees paid to our independent auditors during 2006 and 2005 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Hutchinson.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2008 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 18, 2007 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2008 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by February 25, 2008. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

[30]

For 2006, consisted of reviewing documentation relating to the Company’s internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act (“Section 404”), and the audit of such internal control over financial reporting. For 2005, consisted entirely of reviewing documentation relating to the Company’s internal control over financial reporting in preparation for compliance with Section 404.

[31]

For 2006, consisted of $16,000 for Information Technology review and $2,986 for management consulting. For 2005, consisted of $15,000 for the regulatory mandated review of our information technology systems and $7,248 for management consulting.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holder to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 16, 2007	1st CENTENNIAL BANCORP

/s/ Thomas E. Vessey
Thomas E. Vessey President and Chief Executive Officer

A COPY OF OUR 2006 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF OUR ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO BETH SANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF 1st CENTENNIAL BANCORP, AT 218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373.

REVOCABLE PROXY

1st CENTENNIAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 15, 2007

The undersigned shareholder(s) of 1st Centennial Bancorp (“1st Centennial”) hereby nominates, constitutes and appoints Carole H. Beswick, Larry Jacinto and Stanley C. Weisser and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of 1st Centennial which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 1st Centennial to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Tuesday, May 15, 2007 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. Election of Directors. Authority to elect the following ten (10) persons to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified: James R. Appleton, Bruce J. Bartells, Carole H. Beswick, Larry Jacinto, Ronald J. Jeffrey, William A. McCalmon, Patrick J. Meyer, Thomas E. Vessey, Stanley C. Weisser and Douglas F. Welebir.

☐ AUTHORITY GIVEN	☐ AUTHORITY WITHHELD
To vote for all nominees (except as indicated to the contrary below).	To vote for all nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),

PLEASE STRIKE THE INDIVIDUAL’S NAME(S) FROM THE LIST ABOVE.)

2. To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of 1st Centennial or its Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR PROPOSAL 1. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR PROPOSAL 1.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED

IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

PLEASE SIGN AND DATE BELOW.

(Number of Shares)	Dated:

(Please Print Name)		(Signature of Shareholder)

(Please Print Name)		(Signature of Shareholder)

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

I (We) do do not expect to attend the Meeting.

Number of persons: